UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HEARTWARE INTERNATIONAL, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The following information may be used by employees of HeartWare International, Inc. (the Company) and its proxy solicitor, Alliance Advisors, LLC, to communicate with certain stockholders about the Company’s upcoming Annual Meeting of Stockholders. This information supplements information contained in the Company’s definitive proxy statement dated April 27, 2012.

ISS Proxy Advisory Services (ISS) recently recommended that its clients vote “against”

•	the Company’s advisory vote on executive compensation (say on pay),

•	the equity grant to our chief executive officer (CEO), and

•	the Company’s 2012 Incentive Award Plan.

Significantly, Glass, Lewis & Co., LLC came to a different conclusion and recommended that its clients vote “for” both our say on pay advisory vote proposal and our proposal related to the approval of the equity grant to our CEO.

We believe ISS’ analysis regarding our say on pay proposal is flawed and that our stockholders should disregard ISS’ recommendation and vote to support our say on pay proposal for the following reasons:

1.	The Company has delivered strong total stockholder return (TSR) and our stock price has increased over 14% since the end of fiscal 2011 through May 18, 2012.

Since the end of fiscal 2011, the Company’s stock price has continued to perform well, increasing over 14%, as of May 18, 2012, which is considerably higher than the cumulative total shareholder return of the NASDAQ Stock Market, Russell 2000 and Russell 3000, as shown in the bar graph below.

Notably, from the commencement of the Company stock trading on the NASDAQ Stock Market in February 2009 to May 18, 2012, the Company’s stock price has climbed approximately 163%, which is considerably higher than the cumulative total shareholder return of the NASDAQ Stock Market, Russell 2000 and Russell 3000, again as shown in the bar graph below.

In addition, on April 25, 2012, due in large part to the efforts of senior management, the U.S. Food and Drug Administration’s (FDA) Circulatory System Devices Advisory Committee recommended that the FDA approve the HeartWare® Ventricular Assist System as a bridge to heart transplantation in patients with end-stage heart failure.

2.	ISS’ relative alignment test improperly excludes the Company’s nearly three-year performance history, as of the end of fiscal 2011, from its quantitative relative alignment analysis. Including this history would have shown that the Company’s three-year stock performance is approximately at the 75th percentile of the ISS-selected peer group.

As of the end of fiscal 2011, the Company’s stock had been trading on the NASDAQ Stock Market for nearly three years. ISS’ relative alignment test solely took into account the Company’s TSR for 2011. We believe that ISS’ focus on one-year TSR as a sole measure of our TSR performance is not appropriate because one-year TSR, by its nature, is a short-term measure and is far too volatile over a short time frame to be a meaningful measurement. We believe that it is inappropriate for ISS to exclude approximately two years of our TSR performance from its analysis simply because we had not completed three full years of NASDAQ trading as of the end of fiscal 2011. We also believe that it would not be in the interest of our stockholders to design our incentive compensation plans to drive one year TSR performance.

If ISS’ relative alignment test included the Company’s nearly three-year stock performance history (i.e., the 34-month period from February 2009 to December 31, 2011), it would have shown that the Company’s three-year TSR is approximately at the 75th percentile of the ISS-selected peer group.

3.	ISS’ conclusion that its quantitative evaluation indicates a “high” concern with respect to alignment of our CEO’s compensation and Company performance relative to a peer group of companies does not appear to be derived from ISS’ own quantitative tests.

As shown on ISS’ own report, the ISS relative alignment chart (reproduced below) plots percentiles of performance versus CEO pay for the Company (red triangle) and its ISS-selected peers (blue diamonds). The gray bar represents the area where pay and performance demonstrates alignment. As clearly shown in the ISS chart below, the Company is within the gray bar that represents pay and performance alignment, relative to the ISS-selected peer group companies.

In addition, ISS’ magnitude of peer group median test shows that our CEO’s compensation is at 1.49 multiple of median of the ISS-selected peers, which indicates a low pay for performance concern under ISS’ own policies (i.e., ISS’ pay for performance approach provides that any multiple under 2.33 of median would not indicate a concern).

We believe the combination of a pay for performance relative alignment and a reasonable CEO pay multiple based on ISS’ own tests demonstrates that the CEO compensation is aligned with market and good governance practices.

4.	ISS’ peer group selection methodology disfavors younger, growth companies by discounting market capitalization and overemphasizing revenue.

We believe that market capitalization, rather than revenues, is appropriate as the primary criterion for selecting peer group companies for benchmarking purposes due in large part to the growth potential and development stage of the Company. We believe that our market capitalization reflects stockholders’ projected value of our product pipeline. Further, because market capitalization is directly correlated to stockholder benefit, we believe it is more reasonable to use market capitalization as the key measure for executive compensation and equity compensation grant values.

We also believe that market capitalization is more appropriate than revenues as the primary peer group company selection criterion because companies at different points in their lifecycle and growth potential may be valued at different multiples of their revenues. For example, as in our case, a development stage, growth company may generate a market value which represents stockholders’ consensus view of the company’s revenue potential rather than current or historic revenues, compared to a mature, low growth company with a market value that more closely reflects the company’s current and historic revenues. Undue reliance on revenue may lead to a false conclusion that companies with vastly different market values are “peers” and may result in a misalignment of stockholder interests and executive incentives.

In addition, we believe that the Company is a smaller, faster growth company that relies more heavily on the contributions of a leaner executive team than larger, slower growth companies with established infrastructure and support systems. As a result, an overemphasis on revenues undervalues the role of management to develop revolutionary technologies, launch new products and build an organization which can effectively capitalize on market opportunities.

Under ISS’ peer group, the Company ranks 2 of 24, or in the 98th percentile, in terms of market capitalization, determined as of December 31, 2011, and should logically trend toward the upper end of executive compensation. However, because of ISS’ peer group approach of comparing the Company’s executive compensation with that of companies with smaller market capitalization, the Company is placed at an inappropriate disadvantage.

Significantly, Glass-Lewis reviews subject companies relative to multiple independent peer groups based principally on market capitalization, enterprise value (market capitalization plus debt, minority interest and preferred shares, minus total cash and cash equivalents) and sector/industry. Glass-Lewis’ report states that the “the Company aligned executive compensation with performance during the past fiscal year,” and “[o]verall, the Company paid about the same as its peers, but performed better than its peers.”

5.	The Company’s executive compensation programs and policies have not changed significantly since last year’s annual meeting of stockholders, at which approximately 92% of the votes cast by our stockholders supported our executive compensation programs.

Our executive compensation programs and policies have not changed significantly since last year’s annual meeting of stockholders, at which our stockholders expressed very strong support for our programs and policies. The Company’s executive compensation programs and policies target executive compensation at a level that we believe is reasonable and appropriate in light of the growth stage of the Company and the competition we face in the market for attracting and retaining the most highly qualified executive talent.

Moreover, our executive compensation programs and policies in fact align our executives’ compensation with our performance, as demonstrated by the fact that our CEO’s compensation decreased approximately 66% in 2011 as compared to 2010, while the Company’s one-year TSR decreased by approximately 21%. We believe the considerable CEO compensation decrease demonstrates the Company’s commitment to pay for performance and that the Company’s pay philosophy is focused on and results in absolute pay for performance alignment. We have reproduced below the chart on page 19 of the Company’s proxy statement which shows the absolute alignment of CEO compensation with the Company’s TSR performance.

6.	ISS’ report criticizing our CEO’s 2011 restricted stock unit grant fails to take into account the fact that the Company’s stockholders approved the specific grant at last year’s annual meeting of stockholders.

ISS’ report criticizes the May 2011 CEO restricted stock unit grant. However, ISS disregards the fact that this equity grant was overwhelmingly approved by our stockholders, with over a 90% approval rate. Further, we believe that the grant of restricted stock units as part of our executive compensation program is critical to the Company’s overall compensation philosophy because restricted stock units reward absolute stock price appreciation and therefore align management’s interests with that of our stockholders.

FOR THE FOREGOING REASONS, WE BELIEVE THAT ISS’ NEGATIVE VOTE RECOMMENDATION WITH RESPECT TO THE COMPANY’S ADVISORY VOTE ON EXECUTIVE COMPENSATION IS UNWARRANTED. ACCORDINGLY, WE URGE YOU TO VOTE “FOR” THE APPROVAL OF THE ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION.

We believe ISS’ analysis related to our proposal for stockholder approval of our CEO’s equity grant is flawed and that our stockholders should disregard ISS’ recommendation and vote to support our CEO’s equity grant for the following reasons:

•

ISS’ only basis for recommending against the CEO’s equity award is because of its perceived pay-for-performance disconnect; however, as discussed above, we believe that ISS’ pay-for-performance analysis is flawed and the CEO’s compensation is indeed aligned with Company performance.

•

Our CEO, Mr. Douglas Godshall, is an outstanding leader whom our Compensation Committee determined should be granted an annual restricted stock unit award that aligns his interests with that of our stockholders and serves as an effective tool for the purposes of retaining him as our highly-valuable CEO.

•

Our CEO has led the Company to deliver meaningful increased stockholder value of approximately 163% since 2009. We believe that a CEO who delivers increased stockholder value is highly-valuable to the Company and its stockholders.

FOR THE FOREGOING REASONS, WE BELIEVE THAT ISS’ NEGATIVE VOTE RECOMMENDATION WITH RESPECT TO THE COMPANY’S PROPOSAL FOR THE APPROVAL OF MR. GODSHALL’S EQUITY GRANT IS UNWARRANTED. ACCORDINGLY, WE URGE YOU TO VOTE “FOR” THE APPROVAL OF MR. GODSHALL’S EQUITY GRANT.

Our Board of Directors continues to strongly urge our stockholders to vote “for” the proposed 2012 Incentive Award Plan (2012 Plan), for the following reasons:

•

We are a young growth stage company; and, as such, we use broad-based equity grants to our employees as a tool to attract, motivate and retain highly qualified employees in a competitive market place for employees with the education, experience, drive and skills our Company demands.

•

As the Company continues to grow and develop, its burn rates (a measure of the potential dilutive effect of our annual equity grants) have decreased for each of the past three calendar years. Our unadjusted burn rate has trended downward from 3.55%, 2.69% to 2.36% in 2009, 2010 and 2011, respectively.

•

As a young growth stage company, it is essential that the Company conserves cash. Equity compensation preserves cash, displaces a potentially greater cash compensation expense and decreases cash flow. Further, we believe that replacing equity compensation with cash would be inconsistent with the Company’s pay for performance policy of aligning executive compensation with stockholder interests.

•

Long-term incentives such as equity compensation align the interests of our employees and our stockholders. We believe some of our success in attracting and retaining exceptional talent is correlated to our ability to grant equity compensation as part of an employee’s overall compensation package. While this may lead to a higher burn rate than ISS’ benchmark, we believe that it provides long-term value of our stockholders and is critical to the achievement of our growth strategy.

•

The 2012 Plan is intended to conform to best practices and includes many stockholder-friendly provisions, such as elimination of our prior evergreen provision, prohibition of any repricing or replacement of options or stock appreciation rights without prior stockholder approval, inclusion of individual limitations on grants and payments and inclusion of the plan administrator’s right to subject awards granted under the 2012 Plan to the provisions of any claw-back policy implemented by the Company.

•

The Company’s shareholder value transfer percentage is less than the company-specific allowable cap pursuant to ISS calculations and the Company’s total potential dilution percentage is less than both the peer median and peer average pursuant to Glass-Lewis’ calculations.

FOR THE FOREGOING REASONS, WE BELIEVE ISS’ AND GLASS LEWIS’ NEGATIVE VOTE RECOMMENDATIONS WITH RESPECT TO THE COMPANY’S PROPOSAL TO APPROVE THE 2012 INCENTIVE AWARD PLAN ARE UNWARRANTED. ACCORDINGLY, WE URGE YOU TO VOTE “FOR” THE APPROVAL OF THE 2012 INCENTIVE AWARD PLAN.

6